Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      VAN KAMPEN GOVERNMENT SECURITIES FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Government Securities Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                     Votes       Votes       Broker
Matter                                                 Votes For    Against     Abstain    Non-Votes
------                                                ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization   54,572,142   2,099,847   3,393,480       0